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INDEPENDENT AUDITOR'S CONSENT




We consent to the use in the Ultra-Select Series L Registration Statement of United of Omaha Separate Account C on Form N-4 of our report dated March 29, 2002 on the financial statements of United of Omaha Separate Account C and our report dated February 13, 2002 on the statutory-basis financial statements of United of Omaha Life Insurance Company appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" also in such Statement of Additional Information.


/s/ Deloitte & Touche LLP


Omaha, Nebraska
July 22, 2002